UNITED STATES
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Ellsworth Growth and Income Fund Ltd.

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ELLSWORTH GROWTH AND INCOME FUND LTD. One Corporate Center Rye, NY 10580-1422 t 914.921.5070 GABELLI.COM

For information:
Bethany A. Uhlein
(914) 921-5070

PRESS RELEASE
FOR IMMEDIATE RELEASE
Rye, New York	NYSE MKT – ECF
May 18, 2017	CUSIP – 289074106
ELLSWORTH GROWTH & INCOME FUND LTD.
ANNUAL MEETING OF SHAREHOLDERS
 TO CONTINUE JUNE 6, 2017
Rye, NY -- Ellsworth Growth & Income Fund Ltd. (NYSE MKT:ECF) (the “Fund”) announced May 15, 2017 that its 2017 Annual Meeting of Shareholders (the “Meeting”) was adjourned and will be continued on June 6, 2017 at 4:00 p.m. at Gabelli Funds, LLC, One Corporate Center, Rye, NY, 10580. The record date for the Meeting remains March 23, 2017. Proxies properly submitted between May 15, 2017 and the closing of the polls at the Meeting, together with all proxies and ballots previously submitted on or before May 15, 2017, will be presented at the Meeting unless properly revoked.
Ellsworth Growth & Income Fund Ltd. is a diversified, closed-end management investment company with $127 million in total net assets as of May 17, 2017, whose investment objectives are to provide income and the potential for capital appreciation, which objectives the Fund considers to be relatively equal over the long term due to the nature of the securities in which it invests. The Fund is managed by Gabelli Funds, LLC, a subsidiary of GAMCO Investors, Inc. (NYSE:GBL), which is a publicly traded NYSE listed company.